ABLEAUCTIONS.COM, INC.

CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2006

______________________________________________________________________________

ABLEAUCTIONS.COM, INC.

CONSOLIDATED BALANCE SHEET

(Unaudited)

	JUNE 30 DECEMBER 31
	2006	2005
ASSETS
Current
Cash and cash equivalents	$423,742	$955,554
Marketable securities	1,492,288	3,091,017
Accounts receivable – trade, net of allowance	1,632,888	1,549,567
Loans receivable	3,814,110	2,155,469
Inventory	960,390	1,266,777
Prepaid expenses	83,992	268,358
Notes receivable	2,016	5,168
	8,409,426	9,291,910

Deposits (note 8)	179,179	-
Intangible Assets (note 5)	389,969	362,900
Property and Equipment	3,013,927	2,950,357
Property Held for Development (note 4)	1,439,622	1,658,901

	$13,432,123	$14,264,068

LIABILITIES
Current
Accounts payable and accrued liabilities	$112,928	$79,388
Deferred revenue	14,876	-
Bank loan	-	1,395,349
	127,804	1,474,737

SHAREHOLDERS’ EQUITY (DEFICIENCY)

Capital Stock
Authorized:
100,000,000 common shares with a par value of $0.001
Issued and outstanding:
62,406,834 common shares at June 30, 2006
62,406,834 common shares at December 31, 2005	62,406	62,406
Additional paid-in capital	37,231,271	37,231,271

Deficit	(24,674,750)	(24,854,830)
Accumulated Other Comprehensive Income	685,392	350,484
	13,304,319	12,789,331
Contingent Liabilities (Note 6)
	$13,432,123	$14,264,068

______________________________________________________________________

ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	3 MONTHS ENDED JUNE 30		6 MONTHS ENDED JUNE 30
	2006	2005	2006	2005

Revenues
Sales	$1,802,774	$613,849	$3,841,926	$1,763,593

Cost Of Revenues	1,159,441	332,461	2,489,207	1,209,777
Gross Profit	643,333	281,388	1,352,719	553,816

Expenses
Operating expenses (Note 9)	721,966	345,513	1,411,035	638,623
Depreciation and amortization	46,279	34,069	91,872	66,223
	768,245	379,582	1,502,907	704,846
Income (Loss) Before Other Items	(124,912)	(98,194)	(150,188)	(151,030)

Other Items
Investment income	164,257	145,995	303,712	239,750
Foreign exchange gain	425	-	425	-
Legal claim cost (note 7)	-	-		(210,482)
Gain on sale of property held for development	-	-	26,131	-
	164,682	145,995	330,268	29,268

Income (Loss) From Continuing Operations	39,770	47,801	180,080	(121,762)

Income (Loss) For The Period	$39,770	$47,801	$180,080	$(121,762)

Basic And Diluted Income (Loss) Per Share
Income (Loss) from continuing operations	$0.001	$0.001	$0.003	$(0.002)
Income (Loss) for the period	$0.001	$0.001	$0.003	$(0.002)

Weighted Average Number Of Shares Outstanding	62,406,834	62,404,636	62,406,834	62,158,653

___________________________________________________________________

ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	6 MONTHS ENDED JUNE 30
	2006	2005 (Note 2)

Cash Flows From Operating Activities
Income (Loss) for the period from continuing operations	$180,080	$(121,762)
Non-cash items included in net Income (loss):
Depreciation and amortization	91,872	66,223
Stock based compensation	-	10,638
Gain on sale of property held for development	(26,131)	-
	245,821	(44,901)
Changes in operating working capital items:
Decrease (Increase) in accounts receivable	(83,321)	363,410
Decrease (Increase) in inventory	306,387	93,050
Decrease in prepaid expenses	184,366	(158,338)
Increase (Decrease) in accounts payable and accrued liabilities	33,540	(25,771)
Decrease in deferred revenue	14,876	(26,713)
Net cash used in operating activities	701,669	200,737

Cash Flows From Investing Activities
Purchase of capital assets, net	(125,442)	(2,555,636)
Purchase of property held for development	(76,724)	-
Proceeds from sale of property held for development	322,134	-
Increase in deposits	(179,179)	-
Sale of marketable securities	1,598,729	2,309,432
Loan advances	(1,658,641)	122,638
Investment in intangible assets	(57,069)	(161,151)
Note receivable	3,152	46,619
Net cash from (used in) Investing Activities	(173,040)	(238,098)

Cash Flows From Financing Activities
Repayment of Bank Loan	(1,395,349)	-
Exercise of options	-	382,605
Net cash from (used in) financing activities	(1,395,349)	382,605

Change In Cash And Cash Equivalents For The Period	(866,720)	345,244
Net Cash Used In Discontinued Operations	-	-
Cash And Cash Equivalents, Beginning Of Period	955,554	182,305
Effect Of Exchange Rates On Cash	334,908	44,285

Cash And Cash Equivalents, End Of Period	$423,742	$571,834

______________________________________________________________________

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2006

(Unaudited)

1.  BUSINESSES AND BASIS OF ORGANIZATION

Ableauctions.com, Inc. (the 'Company') was organized on September 30, 1996, under the laws of the State of Florida, as J.B. Financial Services, Inc.  On July 19, 1999, an Article of Amendment was filed with the State of Florida for the change of the Company's name from J.B. Financial Services, Inc. to Ableauctions.com, Inc.

The Company provides services to businesses to assist with managing merchandise.  Through its subsidiary, Unlimited Closeouts, Inc., it provides liquidation services to businesses with overstock.  Through its subsidiary iCollector.com Technologies Ltd., it provides auction broadcast technology and facilitator services that allow businesses to take advantage of the on-line auction marketplace.  Through its subsidiary, Rapidfusion Technologies, Inc., it develops and sells point-of-sale software.  Through Ableauctions.com Inc., it manages an investment portfolio.  During the 2005 year, it expanded its business through its subsidiary, Stanford Development Corporation.  Stanford Development Corporation manages various types of investments.

The Company's operating subsidiaries are:

Ableauctions.com (Washington) Inc., a U.S.-based auction business.

652297 B.C. Ltd. (“ANO”), a Canadian-based hardware and network services business.

Rapidfusion Technologies Inc., a Canadian-based Internet auction business.

Icollector.Com Technologies Ltd., a Canadian-based Internet auction facility.

Jarvis Industries Ltd., a Canadian-based auction house.

ICollector International, Ltd., a US-based Internet auction business

Unlimited Closeouts Inc., a US-based liquidation business.

Stanford Development Corporation, a Canadian-based Investment business.

Itrustee.Com International, Ltd. a US-based liquidation business.

0716590 B.C.

Ltd., a Canadian-based real estate holding company

0723074 B.C. Ltd., a Canadian-based real estate holding company

The unaudited consolidated financial statements of the Company at June 30, 2006 include the accounts of the Company and its wholly-owned subsidiaries, and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim period.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim statements under the rules and regulations of the Securities and Exchange Commission  (“SEC”).  Accounting policies used in fiscal 2006 are consistent with those used in fiscal 2005.  The results of operations for the six month period ended June 30, 2006 are not necessarily indicative of the results for the entire fiscal year ending December 31, 2006.  These interim financial statements should be read in conjunction with the financial statements for the fiscal year ended December 31, 2005 and the notes thereto included in the Company’s Form 10KSB filed with the SEC on March 31, 2006.  The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States.

2.     RESTATEMENT

In March 2006, while preparing its financial statements for the year ended December 31, 2005, the Company determined that certain balances as at December 31, 2004 required adjustment.

As a result of the adjustments on the 2004 financial statements, the Company has restated the affected balances for the period ended June 30, 2005.  The following presents the effect on the Company’s previously issued financial statements for the period ended June 30, 2005.  There is no change in the consolidated statement of operations.

Statement of cash flows for the period ended June 30, 2005:

	Previously	Increase
	Reported	(Decrease)	Restated
(Increase) Decrease in accounts receivable	365,528	(2,118)	363,410
Change in cash and cash equivalents for the year	347,362	(2,118)	345,244
Effect of exchange rates on cash	42,167	2,118	44,285

The changes to the figures for the 2005 period also include certain reclassifications made to conform to the presentation adopted for the 2006 period.

3.   RELATED PARTY TRANSACTIONS

On February 24, 2005, the Company, through its wholly owned subsidiary, 0716590 B.C. Ltd., purchased the commercial building and property that the Company previously leased for use as its head office.  The property was purchased from a private company wholly owned by the spouse of the president and director of the Company.  The purchase price was $2,221,316 ($2,750,000 CAN), which was paid in cash.

4.   PROPERTY HELD FOR DEVELOPMENT

a)

On May 4, 2005, the Company, through its wholly owned subsidiary 0723074 B.C. Ltd., purchased a single dwelling house located at 1880 Coleman Avenue in Coquitlam, British Columbia.  The purchase price was $242,411 and was paid in cash.

 On March 2, 2006, the Company, through its wholly owned subsidiary, 072304 B.C. Ltd.,

completed the sale of residential real estate located at 1880 Coleman Avenue in Coquitlam, British Columbia.  The sale price of the property was $388,608 cash. The sale price was negotiated between the Company and the buyers, Michael and Agnes Piotrowski. Mr. Piotrowski is employed by the Company.

During the period of the Company's ownership of the property, it invested approximately $25,000 in improvements.  In consideration of the purchase, the Company agreed to provide an additional $61,824 to the Purchaser to complete the improvements.  The Company also advanced a loan to the buyers in the amount of $55,000 (CDN) for a term of 1 year, bearing an interest rate of 10% per annum.  Interest is receivable monthly, with the principal due for repayment on February 9, 2007.  The loan is secured by the personal guarantee of the borrowers and a second mortgage on the property.

b)

On August 3, 2005, the Company entered into a Contract of Purchase and Sale (the “Agreement”) for property located at 9643 King George Highway, Surrey, British Columbia V3T 2V3 (the “Property”).  The Agreement was subject to the Company’s satisfactory investigation of the development potential of the Property.  This investigation was completed on August 9, 2005, at which time the Company released to the seller, Imara Venture Ltd. (the “Seller”), a down payment of $41,195 to be credited against a total purchase price of $1,270,000.  The remaining balance was paid in cash on August 15, 2005.  The purchase price was negotiated between the Company and the Seller, who are not related to each other.

5.

INTANGIBLE ASSETS

On June 1, 2005, the Company made a cash payment in the amount of $100,000 to an unrelated third party as consideration for exclusive rights relating to that party’s auction services.  The cost is amortized on a straight-line basis over ten years.

      During the 2006 and 2005 periods, the Company incurred development costs to enhance the current on-line auction technology.  These costs include fees paid to programmers to develop the systems, software and processes related to the enhancement.  The Company expects the final stage will be completed near the end of the 2006 fiscal year, at which time it will start to amortize the costs over the estimated useful life of the technology.

6.

CONTINGENT LIABILITIES

a)

The Company is ordinarily involved in claims and lawsuits which arise in the normal      course of business.  Except as disclosed below, in managements opinion none of these claims will have a significant effect on the Company’s financial condition.

b)

The Company is a defendant in several legal actions commenced by certain trade   creditors of one of its wholly-owned US subsidiaries.  The ultimate liability, if any, arising from this action is not expected to exceed $20,000 and will be recorded at the time of that determination, if necessary.

7.

LEGAL CLAIM

During the 2004 year, the Company and its subsidiary iCollector.com Technologies Ltd (‘iCollector’) commenced a lawsuit against a former officer of iCollector for alleged breach of fiduciary duty.  During the six month period ended June 30, 2005, the Company incurred legal and related costs totaling $210,482 related to this matter.  A judgment awarding damages was issued in favor of the Company and iCollector, for a total of $417,300.  The former officer appealed the judgment.  The claim was subsequently settled for an amount of $310,000 resulting in a net gain on legal settlement to the company of $99,518.

8.

SUBSEQUENT EVENT

On July 18, 2006 Stanford Development Corporation (“Stanford”), a wholly owned subsidiary of the Company, entered into a Joint Venture Agreement (the “Agreement”) dated July 14, 2006 with two unrelated parties to form a joint venture for the purpose of purchasing two vacant lots for development (the “Project”).

Pursuant to the Agreement, a new company was to be formed to develop the Project.  The new company, Township Holdings Ltd. (referred to herein as “THL”), has been formed.  Each of the parties to the Agreement will own a one-third interest in THL and each will be entitled to appoint one member to THL’s board of directors.  Stanford will be entitled to appoint the President of THL.  With the exception of the down payment needed to purchase the property that will comprise the Project, all expenses incurred and all profits earned by THL in conjunction with the Project will be allocated in equal shares among Stanford and the two unrelated parties.  The deposit will be provided by Stanford and 449991 BC Ltd.   During the period ended June 30, 2006, Stanford paid its share of the deposit in the amount of $179,179 (200,000 CND).

The Agreement was subject to the Company’s satisfactory investigation of the development potential of the property comprising the Project, which investigation was completed on July 18, 2006.  The total purchase price of the property to be developed is $2.99 million.

9.  OPERATING EXPENSES

3 MONTHS ENDED JUNE 30			6 MONTHS ENDED JUNE 30
	2006	2005	2006	2005

Operating Expenses
Accounting and legal	$62,070	$(2,862)	$132,977	$29,687
Advertising and promotion	32,357	27,607	52,675	50,869
Automobile	2,904	1,211	4,150	2,370
Bad debts	-	-	(21,654)	-
Commission	239,574	27,059	556,325	43,911
Interest expense	-		17,674	-
Insurance	6,103	2,117	10,278	5,831
Investor relations and shareholder information	9,752	7,312	9,752	15,894
Management fees	39,027	19,500	78,000	37,810
Office and administration	25,755	24,526	53,130	46,808
Rent, utilities, and property tax	21,570	28,710	29,366	35,348
Repairs and maintenance	8,190	2,912	9,223	7,028
Salaries and benefits	211,448	165,560	365,905	288,194
Telephone	20,513	13,656	31,630	26,789
Travel	24,899	12,376	48,743	27,930
Website Maintenance	17,804	15,829	32,861	20,154
Total operating expenses	$721,966	$345,513	$1,411,035	$638,623